Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information and explanatory notes presented below, which we refer to as the pro forma financial statements, show the impact of the proposed merger of B. Riley Financial, Inc. (“B. Riley”) and magicJack VocalTec Ltd. (“magicJack”) on the historical financial positions and results of operations of B. Riley and magicJack. The pro forma financial statements have been prepared to illustrate the effects of the merger involving B. Riley and magicJack under the acquisition method of accounting with B. Riley treated as the acquiror.

Under the acquisition method of accounting, the assets and liabilities of magicJack, as of the effective date of the merger, will be recorded by B. Riley at their respective fair values and the excess of the merger consideration over the fair value of magicJack’s net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 is presented as if the merger with magicJack had occurred on March 31, 2018. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2018 is presented as if B. Riley’s acquisition of magicJack had occurred on January 1, 2018, the first day of B. Riley’s 2018 fiscal year. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if B. Riley’s acquisitions of magicJack and FBR & Co. (“FBR”) had each occurred on January 1, 2017, the first day of B. Riley’s 2017 fiscal year. The historical combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statement of operations only, expected to have a continuing impact on combined results of operations.

The pro forma financial statements are presented for illustrative purposes only and do not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these pro forma financial statements are preliminary and may be revised. The pro forma financial statements also do not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

The pro forma financial statements and accompanying notes should be read in conjunction with the separate historical financial statements and accompanying notes of B. Riley, magicJack, and FBR included in B. Riley’s and magicJack’s respective Annual Reports on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q for the three months ended March 31, 2018 and the Current Report on Form 8-K/A filed by B. Riley with the SEC on June 28, 2017 incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2018

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED BALANCE SHEET

(UNAUDITED)
AS OF MARCH 31, 2018

	B. RILEY FINANCIAL, INC. (a)	MAGICJACK VOCALTEC LTD. (b)		PRO FORMA ADJUSTMENTS	PRO FORMA TOTAL
	(Dollars in thousands, except par value)

Assets
Cash and cash equivalents	$74,339	$53,850	(2)	$(143,115)	$—
			(3)	(5,500)
			(4)	20,426
Restricted cash	23,371	—		—	23,371
Due from clearing brokers	47,896	—		—	47,896
Securities owned and other investments, at fair value	150,817	369		—	151,186
Securities borrowed	861,092	—		—	861,092
Accounts receivable, net	25,382	2,037		—	27,419
Inventories	—	1,700		—	1,700
Contract costs	—	781		—	781
Due from related parties	6,016	—		—	6,016
Advances against customer contracts	7,695	—		—	7,695
Prepaid expenses and other assets	39,468	3,993		—	43,461
Property and equipment, net	11,467	2,521		—	13,988
Goodwill	98,771	32,304	(1)	73,076	171,847
			(5)	(32,304)
Other intangible assets, net	54,788	9,371	(1)	56,700	111,488
			(6)	(9,371)
Deferred income taxes	29,227	31,496	(1)	(14,861)	45,862
Total assets	$1,430,329	$138,422		$(54,949)	$1,513,802

Liabilities
Accounts payable	$3,180	$1,426		$—	$4,606
Accrued purchase price consideration			(4)	20,426	20,426
Accrued expenses and other liabilities	57,746	18,886	(7)	4,002	80,634
Deferred revenue and contract liabilities	3,519	77,872	(8)	(29,637)	51,754
Due to related parties and partners	2,378	—		—	2,378
Securities sold not yet purchased	19,736	—		—	19,736
Securities loaned	854,723	—		—	854,723
Mandatorily redeemable noncontrolling interests	4,536	—		—	4,536
Notes payable	1,886	—		—	1,886
Senior Notes Payable	210,960	—		—	210,960
Total liabilities	1,158,664	98,184		(5,209)	1,251,639

Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—		—	—
Common stock, $0.0001 par value; 40,000,000 shares authorized; 26,677,422 issued and outstanding at March 31, 2018	2	112,038	(1)	(112,038)	2
Additional paid-in capital	261,413	14,672	(1)	(14,672)	261,413
			(1)	155,153
			(2)	(143,115)
			(5)	(32,304)
			(6)	(9,371)
			(8)	29,637
Treasury stock		(117,930	)(1)	117,930	—
Retained earnings (deficit)	10,882	31,458	(3)	(5,500)	1,380
			(7)	(4,002)
			(9)	(31,458)
Accumulated other comprehensive loss	(754)	—		—	(754)
Total stockholders’ equity (deficit)	271,543	40,238		(49,740)	262,041
Noncontrolling interests	122	—		—	122
Total equity (deficit)	271,665	40,238		(49,740)	262,163
Total liabilities and equity (deficit)	$1,430,329	$138,422		$(54,949)	$1,513,802

The accompanying notes are an integral part of this statement.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2018

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2018

	B. RILEY FINANCIAL, INC. (a)	MAGICJACK VOCALTEC LTD. (b)		PRO FORMA ADJUSTMENTS	PRO FORMA TOTAL
	(Dollars in thousands, except share data)

Revenues:
Services and fees	$88,187	$20,015	(10)	$(3,480)	$104,722
Interest income - Securities lending	7,553	—		—	7,553
Sale of goods	38	—		—	38
Total revenues	95,778	20,015		(3,480)	112,313
Operating expenses:
Direct cost of services	11,652	7,163	(11)	(582)	18,668
			(12)	435
Cost of goods sold	41	—		—	41
Selling, general and administrative expenses	68,098	10,151	(13)	(106)	78,338
			(14)	1,200
			(15)	(1,005)
Interest expense - Securities lending	5,168	—		—	5,168
Impairment of goodwill and intangible assets	—	131		—	131
Restructuring charge	217	—		—	217
Total operating expenses	85,176	17,445		(58)	102,563

Operating income (loss)	10,602	2,570		(3,422)	9,750

Other income (expense):
Interest and dividend income	128	93		—	221
Loss from equity investments	(672)	—		—	(672)
Interest expense	(4,227)	—		—	(4,227)
Other expense, net	—	(2)		—	(2)

Income (loss) before income taxes	5,831	2,661		(3,422)	5,070
Benefit (provision) for income taxes	(989)	(695)	(16)	904	(780)

Net income (loss)	4,842	1,966		(2,518)	4,290
Net income attributable to noncontrolling interests	339	—		—	339
Net income (loss) attributable to common stockholders	$4,503	$1,966		$(2,518)	$3,951

Cash dividends per share	$0.16				$0.16

Basic earnings per share	$0.17				$0.15
Diluted earnings per share	$0.17				$0.14
Weighted average basic shares outstanding	26,219,277				26,219,277
Weighted average diluted shares outstanding	27,271,819				27,271,819

The accompanying notes are an integral part of this statement.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2017

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2017

	B. RILEY FINANCIAL, INC. (a)	FBR & Co., INC. (b)	MAGICJACK VOCALTEC LTD. (c)		PRO FORMA ADJUSTMENTS	PRO FORMA TOTAL
	(Dollars in thousands, except share data)

Revenues:
Services and fees	$304,841	$44,109	$87,993	(19)	$(13,920)	$423,023
Interest income - Securities lending	17,028	10,171	—		—	27,199
Sale of goods	307	—	—		—	307
Total revenues	322,176	54,280	87,993		(13,920)	450,529
Operating expenses:
Direct cost of services	55,501	—	32,938	(21)	(3,042)	87,137
				(22)	1,740
Cost of goods sold	398	—	—		—	398
Selling, general and administrative expenses	213,008	59,371	52,603	(17)	(1,630)	323,365
				(18)	298
				(20)	(5,037)
				(23)	(48)
				(24)	4,800
Interest expense - Securities lending	12,051	6,924	—		—	18,975
Impairment of goodwill and intangible assets	—	—	31,527		—	31,527
Restructuring charge	12,374	—	—		—	12,374
Consideration adjustment	—	—	(894)		—	(894)
Total operating expenses	293,332	66,295	116,174		(2,919)	472,882

Operating income (loss)	28,844	(12,015)	(28,181)		(11,001)	(22,353)

Other income (expense):
Interest and dividend income	420	—	123		—	543
Loss from equity investment	(437)	—	—		—	(437)
Interest expense	(8,382)	—	—		—	(8,382)
Other expense, net	—	—	(34)		—	(34)

Income (loss) before income taxes	20,445	(12,015)	(28,092)		(11,001)	(30,663)
Benefit (provision) for income taxes	(8,510)	(52)	3,129	(25)	17,366	11,933

Net income (loss)	11,935	(12,067)	(24,963)		6,365	(18,730)
Net income attributable to noncontrolling interests	379	—	—		—	379
Net income (loss) attributable to common stockholders	$11,556	$(12,067)	$(24,963)		$6,365	$(19,109)

Cash dividends per share	$0.67	$7.81				$0.67

Basic earnings per share	$0.50					$(0.73)
Diluted earnings per share	$0.48					$(0.73)
Weighted average basic shares outstanding	23,181,388				(26)	26,150,502
Weighted average diluted shares outstanding	24,290,904				(26)	26,150,502

The accompanying notes are an integral part of this statement.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(Dollar amounts in thousands, except share data)

NOTE 1 - ACQUISITION

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding magicJack common share will be purchased for $8.71 per common share in cash. The total consideration paid by B. Riley is approximately $143,115, which includes $1,966 of consideration attributable to the accelerated vesting of magicJack stock options and restricted stock awards units.

NOTE 2 – PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma adjustments to the condensed combined balance sheet give effect to the acquisition of magicJack as if the transaction had occurred on March 31, 2018. The pro forma adjustments to the condensed combined statement of operations for the three months ended March 31, 2018 give effect to the acquisition of magicJack as if the transactions had been completed as of January 1, 2018. The pro forma adjustments to the condensed combined statement of operations for the year ended December 31, 2017 give effect to the acquisitions of magicJack and FBR as if the transactions had been completed as of January 1, 2017. The pro forma financial statements were based on, and should be read in conjunction with, the financial statements indicated below. The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s results of operations and financial position would have been had the acquisition of magicJack and FBR been completed on the dates indicated. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities or corporate overhead that will not be duplicated. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company.

The pro forma condensed combined statement of operations for the three months ended March 31, 2018 excludes $1,005 of nonrecurring charges which resulted directly from the pending acquisition of magicJack. The pro forma condensed combined statement of operations for the year ended December 31, 2017 exclude $5,037 of nonrecurring charges which resulted directly from the pending acquisition of magicJack and $1,630 of nonrecurring charges which resulted directly from the acquisition of FBR on June 1, 2017. These expenses primarily relate to professional fees directly related to the transactions.

Balance Sheet – March 31, 2018

a.	Derived from the unaudited balance sheet of B. Riley as of March 31, 2018 contained in the Form 10-Q filed with the SEC on May 8, 2018.

b.	Derived from the unaudited balance sheet of magicJack as of March 31, 2018 contained in the Form 10-Q filed with the SEC on May 10, 2018.

(1)	Reflects the acquisition of magicJack based on preliminary cash consideration of $143,115, compromising purchase of all of the outstanding common shares of magicJack and consideration attributable to the accelerated vesting of magicJack stock options and restricted stock awards units, as more fully described in Note 2 – Pro Forma Adjustments and Assumptions. The preliminary consideration was determined using the outstanding common shares of magicJack as of March 31, 2018 and the estimated consideration attributable to the accelerated vesting of magicJack stock options and restricted stock awards units and is subject to change based on the final number of outstanding magicJack common shares, stock options and restricted stock awards outstanding on the closing date. The pro forma purchase price adjustments are based on B. Riley management’s estimate of the fair value of the assets and liabilities acquired, and are subject to change and future adjustment upon completion of a final valuation and to the extent that additional information is obtained about the facts and circumstances that will exist on the closing date, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these provisional estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and B. Riley’s future results of operations and financial position.

The following table summarizes the consideration paid by B. Riley and the estimated fair values of the assets acquired.

Consideration paid by B. Riley:
Number of magicJack common shares outstanding at March 31, 2018	16,205,426
Cash purchase price per common share	$8.71
Total cash consideration for common shares of magicJack	$141,149
Cash consideration for fair value magicJack stock options and restricted stock awards from acceleration of vesting (a)	1,966
Total cash consideration	$143,115

(a)	The fair value of magicJack stock options and restricted stock awards were adjusted to give effect to the acquisition of magicJack as if the transaction had occurred on March 31, 2018 and is subject to change based on the final outstanding magicJack stock options and restricted stock awards outstanding on the closing date.

Tangible assets acquired and assumed:
Cash and cash equivalents	$53,850
Investments	369
Accounts receivable	2,037
Inventories	1,700
Contract costs	781
Prepaid expenses and other assets	3,993
Property and equipment	2,521
Accounts payable	(1,426)
Accounts expenses and other liabilities	(18,886)
Contract liabilities	(48,235)
Deferred tax assets	16,635
Customer relationships	46,000
Other intangible assets	8,700
Tradename	2,000
Goodwill	73,076
Total	$143,115

The total consideration for the merger has been reflected as $143,115. Total consideration paid was allocated to the tangible and intangible assets and liabilities assumed based on B. Riley management’s estimate of their respective fair values at the date of the merger with the remaining unallocated purchase price in the amount of $73,076 recorded as goodwill. The deferred tax asset is the result of tax attributes to be acquired from magicJack (primarily net operating loss carryforwards) and the tax effect of the customer list and tradename which is not expected to be deductible for income tax purposes.

Management is responsible for the valuation of net assets and considered a number of factors when estimating the fair values and estimated useful lives of acquired assets and liabilities.

(2)	Reflects the reduction in cash of $143,115 which includes: (a) $141,149 as if the magicJack shareholders were paid $8.71 per share on March 31, 2018 based upon 16,205,426 magicJack common shares outstanding as of March 31, 2018 and (b) $1,966 of estimated consideration attributable to the accelerated vesting magicJack stock options and restricted stock awards units as if the transaction had occurred on March 31, 2018.
(3)	Reflects estimated expenses of $5,500 to be incurred by B. Riley and magicJack in connection with the acquisition of magicJack by B. Riley.
(4)	For purposes of this pro forma presentation, given our cash position is at a point in time, cash overdraft of $20,426 has been reclassified to accrued purchase price consideration in the condensed combined balance sheet. The Company anticipates having sufficient cash on hand from operations to fund the acquisition at the closing.
(5)	Reflects the elimination of historical goodwill of magicJack in the amount of $32,304.
(6)	Reflects the elimination of historical other intangible assets of magicJack in the amount of $9,371.
(7)	Reflects transaction bonuses to magicJack senior management in the amount of $4,002 that is payable in accordance with their employment agreements, as a result of change in control provisions.
(8)	Reflects fair value adjustment to decrease contract liabilities in the amount of $29,637.
(9)	Reflects the elimination of the historical retained earnings of magicJack in the amount of $31,458.

Statement of Operations – Three Months Ended March 31, 2018

a.	Derived from the unaudited statement of operations of B. Riley for the three months ended March 31, 2018 contained in the Form 10-Q filed with the SEC on May 8, 2018.
b.	Derived from the unaudited statement of operations of magicJack for the three months ended March 31, 2018 contained in the Form 10-Q filed with the SEC on Mary 10, 2018.

magicJack Pro Forma Adjustments

(10)	Reflects the estimated reduction in revenues of $3,480 for the fair value adjustment for deferred revenue related to the acquisition of magicJack. Upon completion of the final valuation of magicJack the fair value of deferred revenue for the purchase accounting and the estimated impact on revenues may change.

(11)	Reflects the elimination of the historical amortization expense of magicJack of $582 related to technology, intellectual property rights, in-process development and customer relationships.

(12)	Reflects the estimated amortization expense of $435 for intangible assets related to technology, intellectual property rights and in-process development acquired as a result of the acquisition of magicJack using the straight-line method. The estimated useful life of the amortizable intangible assets is estimated to be 5 years. Upon completion of the final valuation of magicJack the fair value of intangible assets for the purchase accounting and the estimated useful life of the intangible assets may change.

(13)	Reflects the elimination of the historical amortization expense of magicJack of $106 related to covenants not-to-compete and process know how.

(14)	Reflects the estimated amortization expense of $1,200 for intangible assets related to customer relationships and tradenames acquired as a result of the acquisition of magicJack using the straight-line method. The estimated useful life of the amortizable intangible is 10 years. Upon completion of the final valuation of magicJack the fair value of intangible assets for the purchase accounting and the estimated useful life of the intangible assets may change.

(15)	Reflects the elimination of nonrecurring charges in the amount of $1,005 included in the historical results of operations of B. Riley and magicJack which resulted directly from the acquisition of magicJack by B. Riley. These amounts primarily related to legal and other professional fees.
B Riley Forma Adjustments
(16)	Reflects pro forma adjustment for the benefit for income taxes of $904 for the three months ended March 31, 2018 based on the impact of a combined federal and state statutory tax rate of 27.15% on the pro forma income and pro forma adjustments that is subject to income tax expense for magicJack.

Statement of Operations – Year Ended December 31, 2017

a.	Derived from the audited statement of operations of B. Riley for the year ended December 31, 2017 contained in the Form 10-K filed with the SEC on March 13, 2018.
b.	Derived from the unaudited operating results of FBR for the period from January 1, 2017 to June 1, 2017 contained in the Current Report on Form 8-K/A filed by B. Riley with the SEC on June 28, 2017. FBR was acquired by B. Riley on June 1, 2017 and the results of operations of FBR prior to the acquisition date of June 1, 2017 are not included in the historical statement of operations of B. Riley in a. above for the year ended December 31, 2017.
c.	Derived from the audited statement of operations of magicJack for the year ended December 31, 2017 contained in the Form 10-K filed with the SEC on March 16, 2018.
FBR Pro Forma Adjustments

(17)	Reflects the elimination of nonrecurring charges in the amount of $1,630 included in the historical results of operations of B. Riley and FBR which resulted directly from the acquisition of FBR by B. Riley. These amounts primarily related to legal and other professional fees.
(18)	Reflects the estimated amortization expense of $298 for intangible assets related to customer relationships acquired as a result of the acquisition of FBR using the straight-line method. The estimated useful life of the customer list is 7 years.
magicJack Pro Forma Adjustments
(19)	Reflects the estimated reduction in revenues of $13,920 for the fair value adjustment for deferred revenue related to the acquisition of magicJack. Upon completion of the final valuation of magicJack the fair value of deferred revenue for the purchase accounting and the estimated impact on revenues may change.
(20)	Reflects the elimination of nonrecurring charges in the amount of $5,037 included in the historical results of operations of B. Riley and magicJack which resulted directly from the acquisition of magicJack by B. Riley. These amounts primarily related to legal and other professional fees.

(21)	Reflects the elimination of the historical amortization expense of magicJack of $3,042 related to technology, intellectual property rights, in-process development and customer relationships.
(22)	Reflects the estimated amortization expense of $1,740 for intangible assets related to technology, intellectual property rights and in-process development acquired as a result of the acquisition of magicJack using the straight-line method. The estimated useful life of the amortizable intangible assets is estimated to be 5 years. Upon completion of the final valuation of magicJack the fair value of intangible assets for the purchase accounting and the estimated useful life of the intangible assets may change.
(23)	Reflects the elimination of the historical amortization expense of magicJack of $48 related to covenants not-to-compete and process know how.
(24)	Reflects the estimated amortization expense of $4,800 for intangible assets related to customer relationships and tradenames acquired as a result of the acquisition of magicJack using the straight-line method. The estimated useful life of the amortizable intangible is 10 years. Upon completion of the final valuation of magicJack the fair value of intangible assets for the purchase accounting and the estimated useful life of the intangible assets may change.
B Riley Pro Forma Adjustments
(25)	Reflects pro forma adjustment for the benefit for income taxes of $17,366 for the year ended December 31, 2017 based on the impact of a combined federal and state statutory tax rate of 40.0% on the pro forma income and pro forma adjustments that is subject to income tax expense for FBR and magicJack.
(26)	Pro forma earnings per share, basic and diluted, are based on the weighted average number of B. Riley common shares as if the shares issued in connection with the acquisition of FBR occurred on January 1, 2017. Pro forma earnings per share is computed by dividing pro forma net income by the pro forma weighted-average number of B. Riley common shares outstanding during the year as follows:

B. Riley Weighted Average Basic Shares outstanding	23,181,388
Incremental B. Riley Weighted Average Basic Shares outstanding as if the shares issued in connection with the acquisitions had occurred on January 1, 2017	2,969,114
Pro Forma Weighted Average Basic Shares outstanding	26,150,502

B. Riley Weighted Average Diluted Shares outstanding	24,290,904
Reduction in B. Riley Weighted Average Diluted Shares outstanding which are anti-dilutive	(1,109,516)
Incremental B. Riley Weighted Average Diluted Shares outstanding as if the shares issued in connection with the acquisitions had occurred on January 1, 2017	2,969,114
Pro Forma Weighted Average Diluted Shares outstanding	26,150,502